Exhibit 4.8

Execution Version

DCP MIDSTREAM OPERATING, LP,

as Successor

DCP MIDSTREAM, LLC,

as Predecessor

and

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,

as Trustee

Eleventh Supplemental Indenture

Dated as of January 1, 2017

to

INDENTURE

Dated as of August 16, 2000

ELEVENTH SUPPLEMENTAL INDENTURE

This ELEVENTH SUPPLEMENTAL INDENTURE (this “Eleventh Supplemental Indenture”), dated as of January 1, 2017, among DCP MIDSTREAM OPERATING, LP, a Delaware limited partnership, having its principal office at 370 17th Street, Suite 2500, Denver, Colorado 80202 (the “Successor”), DCP MIDSTREAM, LLC (formerly known as Duke Energy Field Services, LLC), a Delaware limited liability company, having its principal office at 370 17th Street, Suite 2500, Denver, Colorado 80202 (the “Predecessor”), and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., a national banking association (as successor to The Bank of New York Mellon, as successor to JPMorgan Chase Bank, N.A., formerly known as The Chase Manhattan Bank), as trustee (the “Trustee”). Unless otherwise defined in this Eleventh Supplemental Indenture, capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture (as defined below).

W I T N E S S E T H

WHEREAS, the Predecessor is party to an Indenture, dated as of August 16, 2000 (the “Original Indenture”), with the Trustee (as amended and supplemented to the date hereof, the “Indenture”);

WHEREAS, Section 801 of the Indenture provides that the Company may execute a conveyance or transfer of the properties and assets of the Company as an entirety or substantially as an entirety to any other Person (whether or not affiliated with the Company) lawfully entitled to acquire the same, provided, that upon any such conveyance or transfer, (i) the due and punctual payment of the principal of and premium, if any, and interest on all of the Securities, according to their tenor, and the due and punctual performance and observance of all of the covenants and conditions of the Indenture to be performed by the Company, shall be expressly assumed, by indenture supplemental to the Indenture, in form reasonably satisfactory to the Trustee, executed and delivered to the Trustee by the Person which shall have acquired such properties and assets, and (ii) the Company shall deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such conveyance or transfer and such supplemental indenture comply with Article Eight of the Original Indenture and that all conditions precedent in the Indenture provided for relating to such transaction have been complied with;

WHEREAS, Section 802 of the Indenture provides that, upon any conveyance or transfer of the properties and assets of the Company as an entirety or substantially as an entirety in accordance with Section 801 of the Original Indenture, the successor Person to which such conveyance or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if such successor Person had been named as “the Company” in the Indenture, and thereafter the Predecessor shall be relieved of all obligations and covenants under the Indenture and the Securities;

WHEREAS, Section 901(1) of the Indenture provides that without the consent of any Holders, the Company, when authorized by a Board Resolution, and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental to the Indenture, in form reasonably satisfactory to the Trustee, to evidence the succession of another Person to the Company and the assumption by any such successor of the covenants of the Company in the Indenture and in the Securities;

WHEREAS, DCP Midstream Partners, LP, a Delaware limited partnership (“DPM”), is the owner of a 99.999% limited partner interest in the Successor and, through its wholly-owned subsidiary DCP Midstream Operating, LLC, a 0.001% general partner interest in the Successor;

WHEREAS, the Predecessor, DPM and Successor have entered into that certain Contribution Agreement, dated as of December 30, 2016, pursuant to which the Predecessor has conveyed and transferred its properties and assets as an entirety or substantially as an entirety to the Successor;

WHEREAS, pursuant to Section 801 of the Indenture, the Predecessor and the Successor have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such conveyance and transfer and this Eleventh Supplemental Indenture comply with Article Eight of the Indenture and that all conditions precedent in the Indenture provided for relating to such transaction have been complied with;

WHEREAS, pursuant to Sections 801 and 802 of the Indenture, each of the Predecessor and the Successor desires and has requested that the Trustee join in the execution of this Eleventh Supplemental Indenture for the purpose of evidencing the assumption by the Successor and release of the Predecessor of all the obligations and covenants of the Predecessor under the Indenture and the Securities; and

WHEREAS, Section 901(9) of the Indenture provides, among other things, that without the consent of any Holders, the Company, when authorized by a Board Resolution, and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental to the Indenture to (i) correct or supplement any provisions in the Indenture which may be defective or inconsistent with any other provision in the Indenture and (ii) make any other provisions with respect to matters arising under the Indenture that do not adversely affect the interests of the Holders of the Securities of any series in any material respect.

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby that the following provisions shall amend and supplement the Indenture:

ARTICLE 1

ASSUMPTION AND AGREEMENTS

Section 1.1 In accordance with the terms and conditions of the Indenture, the Successor hereby expressly assumes the due and punctual payment of the principal of and premium, if any, and interest on all of the Securities, according to their tenor, and the due and punctual performance and observance of all of the covenants and conditions of the Indenture to be performed by the Company.

Section 1.2 The Successor shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture and the Securities, with the same effect as if the Successor had been named as “the Company” therein, and the Predecessor is hereby relieved of all obligations and covenants under the Indenture and the Securities.

ARTICLE 2

AMENDMENTS TO INDENTURE

Section 2.1 Section 101 of the Indenture is hereby amended by adding the following new definitions in the appropriate alphabetical order, and, if applicable, by replacing the corresponding definition in the Indenture:

“Board of Directors” means:

(1) with respect to any corporation, the board of directors of the corporation or any authorized committee thereof;

(2) with respect to a limited liability company, the managers, managing member, managing members or board of directors, as applicable, of such limited liability company or any authorized committee thereof;

(3) with respect to a partnership, the board of directors of the general partner of the partnership or any authorized committee thereof; and

(4) with respect to any other Person, the board or committee of such Person serving a similar function.

“Board Resolution” means a copy of one or more resolutions (which may be standing resolutions), certified by the Secretary or an Assistant Secretary of the Company to have been duly adopted by the Board of Directors of the Company and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Officer” means, with respect to any Person other than the Trustee, the Chairman of the Board of Directors, a Vice Chairman, the Chief Executive Officer, the President, any Vice President (without regard to qualifiers such as “Executive” or “Senior”), the Chief Operating Officer, the Chief Financial Officer, the Treasurer, an Assistant Treasurer, the Controller, the Secretary of an Assistant Secretary of such Person (or in the case of a limited partnership, the general partner of such Person).

“Officers’ Certificate” means a certificate signed by two Officers of the general partner of the Company. One of the Officers signing an Officers’ Certificate given pursuant to Section 1006 shall be the principal executive, financial or accounting officer of the general partner of the Company.

ARTICLE 3

MISCELLANEOUS PROVISIONS

Section 3.1 Recitals by the Successor. The recitals in this Eleventh Supplemental Indenture are made by the Predecessor and the Successor only and not by the Trustee, and all of the provisions contained in the Indenture in respect of the rights, privileges, immunities, powers and duties of the Trustee shall be applicable in respect of this Eleventh Supplemental Indenture as fully and with like effect as if set forth herein in full. The Trustee shall not be responsible for the validity or sufficiency of this Eleventh Supplemental Indenture.

Section 3.2 Ratification and Incorporation of Indenture. As amended and supplemented hereby, the Indenture is in all respects ratified and confirmed, and the Indenture and this Eleventh Supplemental Indenture shall be read, taken and construed as one and the same instrument.

Section 3.3 Executed in Counterparts. This Eleventh Supplemental Indenture may be executed in several counterparts, each of which shall be deemed to be an original, and such counterparts shall together constitute but one and the same instrument. Signed counterparts of this Eleventh Supplemental Indenture delivered by Portable Document Format (PDF) or facsimile shall be deemed originals.

Section 3.4 Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS ELEVENTH SUPPLEMENTAL INDENTURE, THE INDENTURE, THE SECURITIES OR THE TRANSACTION CONTEMPLATED HEREBY.

Section 3.5 Governing Law. THIS ELEVENTH SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Eleventh Supplemental Indenture to be duly executed as of the date first above written.

DCP MIDSTREAM OPERATING, LP

By: DCP MIDSTREAM OPERATING, LLC, Its General Partner

By:	/s/ Sean P. O’Brien
Name:	Sean P. O’Brien
Title:	Group Vice President and Chief Financial Officer

DCP MIDSTREAM, LLC

By:	/s/ Brent L. Backes
Name:	Brent L. Backes
Title:	Group Vice President, General Counsel and Corporate Secretary

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Richard Tarnas
Name:	Richard Tarnas
Title:	Authorized Signatory

[Signature Page to Eleventh Supplemental Indenture]